INVESTIGATION AND REPORT

                                   ON

                   PHASE I ENVIRONMENTAL RISK AUDIT (ERA)

           PROPOSED SENIOR RETIREMENT COMMUNITIES, INC., PROPERTY
                       LOT 4, ORLEANS SQUARE SUBD.
                            EAST KINGS HWY.
                         SHREVEPORT, LOUISIANA



                                  FOR:

                   MRS. JOANNE M. CALDWELL, PRESIDENT
                   SENIOR RETIREMENT COMMUNITIES, INC.
                            507 TRENTON ST.
                         West Monroe, LA 71291
                            (318) 325-5462


                                  BY
                           KARL M. WALLACE, P.E.
                          ENVIRONMENTAL ENGINEER

                            ROUTE 2 BOX 163B
                          DOWNSVILLE, LA 71234
                            (318)-396-2197


                            December 23, 1997

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                           KARL M. WALLACE, P.E.
                          ENVIRONMENTAL ENGINEER
                            ROUTE 2 BOX 163B
                          DOWNSVILLE, LA 71234
                            (318)-396-2197
                           December 23, 1997


Mrs. Joanne M. Caldwell, President
Senior Retirement Communities, Inc.
507 Trenton St.
West Monroe, LA 71291

Re:   Phase I Environmental Risk Audit (ERA)
      Proposed Senior Retirement Connnunities, Inc., Property
      Lot 4, Orleans Square Subdivision
      East Kings Hwy.
      Shreveport, LA 71115

A.    SCOPE:

The scope of this Environmental Risk Audit (ERA) consists of a general site inspection, review of the site's history, review of Public Records, and contacts with people familiar with the site to determine if there is any environmental problem or liability. The site is located on the East side of East Kings Highway, at the Southwest comer of Jackson Square Blvd..

B.    REFERENCES:

B.1   "Standard Building Code" by Southern Building Code Congress
      International, Inc., 1994 edition.

B.2   The following Federal Rules and Regulations:

      1.  Solid Waste Disposal Act (SWDA) of 1976, as amended.

      2. U.S. Environmental Protection Agency (EPA) Implementing Regulations 40 CFR Parts 50, 51, 52 & 61(CAA),Parts 100-149 and Parts 240-265.

      3.Federal Water Pollution Control Act of 1972, as amended.

B.3   The following Louisiana Rules and Regulations:

      1.  La. Administrative Code, Volumes 11 & 12, Air Quality.

      2.  La. Administrative Code, Volume 13, Hazardous Waste.

      3. La. Administrative Code, Volume 14, Solid Waste, Underground Storage Tanks, Water Resources.

      4.  La. Administrative Code, Volume 15, Nuclear Energy.

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                                -2-

C.    INVESTIGATION:

C.1 Mrs. Joanne Caldwell retained this firm to conduct a Phase I Environmental Risk Audit (ERA) of subject property before finalizing property development. At the date of this investigation, the site contained a minimum of vegetation with grass cover..

C.2   Information relative to the ERA is as follows:

C.2.1 Location: The site investigated is more specifically described as follows: A 3.5 acre tract being a portion of the Grappe Lands located in Section 20, T17N-Rl3W, Caddo Parish, Louisiana; platted as Lot 4 of Orleans Square Subdivision.

C.2.2 Visual Site Reconnaissance: A visual inspection was performed at the site on December 23, 1997.

C.2.3 Records Search: A records search was conducted on Public Records contained in the Clerk of Court and Tax Assessors Office in the Caddo Parish Courthouse.

C.2.4 Review of Past and Present Land Use: A review was made of aerial photos owned by the Caddo Parish Office of the Soil Conservation Service, United States Department of Agriculture.

C.2.5 Soil Survey: A brief soil survey was conducted on the site to determine the suitability of this site to have supported extensive agriculture in it's history.

C.3 Adequate data was obtained to construct a current and historical review of the site.

D.    DISCUSSION:

D.1 General: The Environmental Risk Audit (ERA) is an investigation of the site to determine if contaminants are present.

D.1.1 Records Search: Detailed ownership history was studied from the public record including prior use and activities and descriptions of the property and adjacent pertinent property. Property descriptions and chain-of-title records were reviewed. The site has had minor agricultural use. Aerial photographs confirm this use of the site. Interviews with public employees confirm the same site usage.

D.1.2 Visual Inspection: Attention was given to readily apparent environmental indicators. Particular concerns were distressed vegetation, ground stains, trash, landfills, noxious odors, depressions, and evidence of any below grade tanks or other potential contaminant sources. None were evident. Contact was made and veification was given by Officials of the Louisiana Department of Environmental Quality that no enviromental hazards existed on the site.

D.1.3 Soil Suitability for Farming: The site contains Norwood silt loam, a high silt content soil with less than I percent slopes. This soil has excellent potential for cultivated crops and has only slight limitations for this use. It has good potential for most urban uses. It is very likely that the site was used for extensive farming. The likelihood of pesticide and herbicide residues is minor.

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                                  -3-



D.1.4 Check for Specific Contaminants: The specific contaminants of interest in this report were asbestos, lead-based paint, volatile organic compounds such as methyl ethyl ketone, semivolatile organic compounds such as o-Cresol, pesticides/herbicides/PCB's such as toxaphene, and metals/inorganic compounds such as mercury. No evidence appeared to require specific tests for these contaminants.

E. CONCLUSION: Based on this investigation, which was performed according to generally accepted standards in the profession, the site does not appear to have any detectable contaminants.

F. RECOMMENDATIONS: It is the recommendation of this report that after evaluation of all data, there is no need for further soil or groundwater studies or chemical analysis on soil and groundwater samples at this site. The ERA concludes there is no resonable evidence to suggest existing or potential environmental impairment,

G.    LIABILITY:

G.1 This report is not a certification and in no way implies or envokes any warranty or guaranty.

G.2 In as much as the visual inspection of a site requires that certain assumptions be made regarding prior and existing conditions, and because some of these assumptions cannot be verified without expending great sums of additional money, or destroying otherwise adequate or serviceable portions of the site, the Engineer and his agents are not liable for claims, damages, losses, and expenses including attorney's fees arising out of or resulting from any subsequent discovery of contaminants not specifically discussed herein, acts of God, or any cause not attributable to Professional Design negligence.

                            END OF REPORT


/S/KARL M WALLACE

KARL M. WALLACE, P.E.
Consulting Engineer

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                        Legal Description

Lot 4 Orleans Square Subdivision, being a portion of the Grappe
Lands Located in Township 17 North, Range 13 West, Caddo
Parish, LA, Filed and Recorded in Clerk of Court on March 17, 1975 containing 152,316 Square Feet, more or less.